NEWS RELEASE

Media Contact:

Doug Kline

Sempra Energy

(877) 866-2066

www.sempra.com

Financial Contact:

Glen Donovan

Sempra Energy

(877) 736-7727

investor@sempra.com

SEMPRA ENERGY REPORTS

SECOND-QUARTER 2009 RESULTS,

REAFFIRMS 2009 EARNINGS-PER-SHARE

GUIDANCE OF $4.35 TO $4.60

Improved Performance Expected to Offset One-time Write-off

SAN DIEGO, July 31, 2009 – Sempra Energy (NYSE: SRE) today reported second-quarter 2009 earnings of $198 million, or $0.80 per diluted share, compared with second-quarter 2008 earnings of $244 million, or $0.98 per diluted share.

Second-quarter 2009 results included an asset write-off of $64 million, or $0.26 per diluted share, at Sempra Pipelines & Storage.  The potential for the write-off was previously disclosed.

Earnings for the first six months of 2009 were $514 million, or $2.09 per diluted share, up from $486 million, or $1.90 per diluted share.

Sempra Energy today reaffirmed its previously announced 2009 earnings-per-share guidance range of $4.35 to $4.60.

“We are pleased that our performance through the first half of the year has been strong enough that we are able to reaffirm our 2009 earnings guidance, in spite of the asset write-off in the second quarter,” said Donald E. Felsinger, chairman and chief executive officer of Sempra Energy.  “We also continue to make progress in growing our natural gas infrastructure businesses.  We reached two major operational milestones recently with the start-up of our second liquefied natural gas terminal and the eastern leg of the Rockies Express Pipeline.”

SUBSIDIARY OPERATING RESULTS

San Diego Gas & Electric

In the second quarter 2009, earnings for San Diego Gas & Electric (SDG&E) rose to $70 million from $61 million in last year’s second quarter, due primarily to higher operating margins.

For the first six months of 2009, SDG&E generated earnings of $169 million, up from $135 million during the same period last year.

Southern California Gas Co.

Southern California Gas Co. (SoCalGas) had second-quarter earnings of $65 million in 2009, up from $56 million in 2008, due primarily to higher operating margins.

SoCalGas’ earnings in the first half of the year increased to $124 million in 2009 from $113 million last year.

RBS Sempra Commodities

Earnings for Sempra Energy’s commodity operations were $85 million in the second quarter 2009, compared with $130 million in last year’s second quarter.  Second-quarter 2008 results included a $67 million gain on the transaction with The Royal Bank of Scotland forming the RBS Sempra Commodities joint venture, offset by $30 million of expenses related to litigation and taxes.

For the first six months of 2009, earnings from Sempra Energy’s commodity operations increased to $199 million from $189 million in the first six months of 2008.  First-quarter 2008 results represented 100 percent of the earnings of Sempra Energy’s commodity operations prior to the formation of the joint venture in April 2008.

Sempra Generation

Sempra Generation’s earnings increased to $33 million in the second quarter 2009 from $23 million in the same quarter a year ago.  In last year’s second quarter, Sempra Generation recorded mark-to-market losses on forward contracts.

Sempra Generation’s earnings in the first half of 2009 were $76 million, compared with $68 million in the first half of 2008.

Earlier this week, Sempra Generation announced that Pacific Gas and Electric (PG&E) has entered into a 20-year sales agreement for 48 megawatts (MW) of solar power from a new plant under development in Boulder City, Nev., called Copper Mountain Solar.  The Copper Mountain Solar facility will be built on land adjacent to the 10-MW El Dorado Solar plant.   Construction on the 48-MW Copper Mountain project is slated to begin later this year and be completed in 2011.  Last year, PG&E also contracted with Sempra Generation for the output of El Dorado Solar.

Sempra Pipelines & Storage

In the second quarter 2009, Sempra Pipelines & Storage had a net loss of $27 million, compared with earnings of $24 million in last year’s second quarter.  During the most recent quarter, Sempra Pipelines & Storage recorded a charge of $64 million for the write-off of certain assets at Liberty Gas Storage, principally the salt-caverns and associated facilities near Sulphur, La.  Remedial efforts have been unsuccessful in making this facility operational.  The charge in the quarter was partially offset by higher earnings from LNG-related pipeline operations.

For the first six months of 2009, Sempra Pipelines & Storage had $10 million in earnings, compared with $50 million in earnings in the first half of 2008.

Last month, Sempra Pipelines & Storage and its project partners initiated service on the eastern portion of the Rockies Express pipeline, which stretches from Missouri to Ohio.  The last leg of the 1,679-mile pipeline is expected to be completed in November.  When complete, total capacity on the pipeline will be approximately 1.8 billion cubic feet per day, virtually all of which has been contracted under long-term firm commitments from creditworthy shippers.

Sempra LNG

Sempra LNG recorded a net loss of $12 million in the second quarter 2009, compared with a net loss of $28 million in the prior-year’s second quarter.  The improved results were due primarily to lower mark-to-market losses on a natural gas marketing agreement with RBS Sempra Commodities and lower income-tax expense related to Mexican currency and inflation adjustments.

In the first half of 2009, Sempra LNG recorded a net loss of $19 million, compared with a net loss of $37 million in the first half of 2008.

Yesterday, Cameron LNG, Sempra LNG’s Louisiana terminal, began commercial operations after successfully receiving its first two cargoes of liquefied natural gas (LNG).  In June, Sempra LNG announced an agreement with an affiliate of RasGas Company Limited to have Cameron LNG serve as a potential U.S. Gulf Coast receipt point for LNG cargoes, beginning next month.  Cargoes could be delivered to Cameron LNG through December 2010.  The agreement allows RasGas to deliver up to 50 cargoes with each cargo containing up to 4.8 billion cubic feet of natural gas.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the Web site at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 2144396.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2008 revenues of nearly $11 billion.  The Sempra Energy companies’ 13,600 employees serve about 29 million consumers worldwide.

Complete financial tables, including earnings information by business unit, are available on Sempra Energy’s Web site at http://www.sempra.com/downloads/2Q2009.pdf.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “would,” ”could,” “should,” or similar expressions, or discussions of strategies, plans or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board,  and other regulatory and governmental bodies in the United States, the United Kingdom  and other countries; capital market conditions and inflation, interest and exchange rates; energy and trading markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas; weather conditions and conservation efforts; war and terrorist attacks; business, regulatory, environmental and legal decisions and requirements; the status of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system without charge at the SEC’s Web site, www.sec.gov and on the company’s Web site, at www.sempra.com.

Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and Sempra Commodities  are not the same companies as the utility, San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra Pipelines & Storage, Sempra Generation, Sempra LNG and Sempra Commodities are not regulated by the California Public Utilities Commission.

###

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts)	2009	2008*	2009	2008*
(unaudited)
REVENUES
Sempra Utilities	$ 1,316	$ 1,887	$ 2,958	$ 4,177
Sempra Global and parent	373	616	839	1,596
Total revenues	1,689	2,503	3,797	5,773

EXPENSES AND OTHER INCOME
Sempra Utilities:
Cost of natural gas	(249)	(784)	(789)	(2,019)
Cost of electric fuel and purchased power	(129)	(220)	(300)	(383)
Sempra Global and parent:
Cost of natural gas, electric fuel and purchased power	(187)	(513)	(455)	(922)
Other cost of sales	(16)	(17)	(33)	(153)
Operation and maintenance	(589)	(549)	(1,105)	(1,252)
Depreciation and amortization	(189)	(171)	(372)	(346)
Franchise fees and other taxes	(69)	(71)	(151)	(154)
Gains on sale of assets	3	109	3	114
Write-off of long-lived assets	(132)	-	(132)	-
Equity earnings:
RBS Sempra Commodities LLP	126	146	279	146
Other	2	9	9	15
Other income, net	70	32	73	51
Interest income	5	10	11	24
Interest expense	(79)	(38)	(161)	(98)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	256	446	674	796
Income tax expense	(90)	(202)	(199)	(329)
Equity earnings, net of income tax	23	18	39	39
Net income	189	262	514	506
(Earnings) losses attributable to noncontrolling interests	12	(15)	5	(15)
Preferred dividends of subsidiaries	(3)	(3)	(5)	(5)
Earnings	$ 198	$ 244	$ 514	$ 486

Basic earnings per common share	$ 0.82	$ 0.99	$ 2.12	$ 1.93
Weighted-average number of shares outstanding, basic (thousands)	242,718	245,576	242,245	252,100

Diluted earnings per common share	$ 0.80	$ 0.98	$ 2.09	$ 1.90
Weighted-average number of shares outstanding, diluted (thousands)	247,090	249,677	246,039	256,169
Dividends declared per share of common stock	$ 0.39	$ 0.35	$ 0.78	$ 0.67

* As adjusted for the retrospective adoption of SFAS 160 (ASC 810).

SEMPRA ENERGY
Table B

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2009	2008*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 818	$ 331
Short-term investments	-	176
Restricted cash	27	27
Accounts receivable, net	715	981
Due from unconsolidated affiliates	21	4
Income taxes receivable	114	195
Deferred income taxes	96	31
Inventories	169	320
Regulatory assets	88	121
Fixed-price contracts and other derivatives	100	160
Insurance receivable related to wildfire litigation	940	-
Other	236	130
Total current assets	3,324	2,476

Investments and other assets:
Regulatory assets arising from fixed-price contracts and other derivatives	252	264
Regulatory assets arising from pension and other postretirement benefit obligations	1,212	1,188
Other regulatory assets	558	534
Nuclear decommissioning trusts	580	577
Investment in RBS Sempra Commodities LLP	2,019	2,082
Other investments	1,470	1,166
Goodwill and other intangible assets	529	539
Sundry	565	709
Total investments and other assets	7,185	7,059
Property, plant and equipment, net	17,413	16,865
Total assets	$ 27,922	$ 26,400

Liabilities and Equity
Current liabilities:
Short-term debt	$ 291	$ 503
Accounts payable	616	856
Due to unconsolidated affiliates	31	38
Dividends and interest payable	183	156
Accrued compensation and benefits	186	280
Regulatory balancing accounts, net	602	335
Current portion of long-term debt	624	410
Fixed-price contracts and other derivatives	115	180
Customer deposits	149	170
Reserve for wildfire litigation	940	-
Other	616	684
Total current liabilities	4,353	3,612
Long-term debt	6,723	6,544

Deferred credits and other liabilities:
Due to unconsolidated affiliate	102	102
Customer advances for construction	154	155
Pension and other postretirement benefit obligations, net of plan assets	1,512	1,487
Deferred income taxes	1,152	946
Deferred investment tax credits	54	57
Regulatory liabilities arising from removal obligations	2,453	2,430
Asset retirement obligations	1,210	1,159
Other regulatory liabilities	209	219
Fixed-price contracts and other derivatives	347	392
Deferred credits and other	842	909
Total deferred credits and other liabilities	8,035	7,856
Preferred stock of subsidiary	79	79
Total Sempra Energy shareholders' equity	8,477	7,969
Preferred stock of subsidiaries	100	100
Other noncontrolling interests	155	240
Total equity	8,732	8,309
Total liabilities and equity	$ 27,922	$ 26,400

* As adjusted for the retrospective adoption of SFAS 160 (ASC 810).

SEMPRA ENERGY
Table C

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
	Six months ended
	June 30,
(Dollars in millions)	2009	2008*
	(unaudited)
Cash Flows from Operating Activities:
Net income	$ 514	$ 506
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	372	346
Deferred income taxes and investment tax credits	90	51
Equity earnings	(327)	(200)
Gains on sale of assets	(3)	(114)
Write-off of long-lived assets	132	-
Fixed-price contacts and other derivatives	(38)	47
Other	51	40
Net changes in other working capital components	364	226
Distributions from RBS Sempra Commodities LLP	375	-
Changes in other assets	21	(10)
Changes in other liabilities	(26)	(27)
Net cash provided by operating activities	1,525	865

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(938)	(1,114)
Proceeds from sale of assets, net of cash sold	179	2,071
Expenditures for investments	(217)	(2,180)
Distributions from investments	9	16
Purchases of nuclear decommissioning and other trust assets	(99)	(173)
Proceeds from sales by nuclear decommissioning and other trusts	93	177
Decrease in notes receivable from unconsolidated affiliate	-	60
Other	(14)	(15)
Net cash used in investing activities	(987)	(1,158)

Cash Flows from Financing Activities:
Common dividends paid	(170)	(166)
Preferred dividends paid by subsidiaries	(5)	(5)
Issuances of common stock	28	11
Repurchases of common stock	-	(1,002)
(Decrease) increase in short-term debt, net	(612)	496
Issuances of long-term debt	1,108	593
Payments on long-term debt	(311)	(73)
Purchase of noncontrolling interest	(94)	-
Other	5	1
Net cash used in financing activities	(51)	(145)

Increase (decrease) in cash and cash equivalents	487	(438)
Cash and cash equivalents, January 1	331	668
Cash and cash equivalents, June 30	$ 818	$ 230

* As adjusted for the retrospective adoption of SFAS 160 (ASC 810).

SEMPRA ENERGY
Table D

BUSINESS UNIT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS (Unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
(Dollars in millions)	2009		2008		2009		2008

Earnings (Losses)
San Diego Gas & Electric	$ 70		$ 61		$ 169		$ 135
Southern California Gas	65		56		124		113
Sempra Commodities(1)	85		130		199		189
Sempra Generation	33		23		76		68
Sempra Pipelines & Storage	(27)		24		10		50
Sempra LNG	(12)		(28)		(19)		(37)
Parent & Other	(16)		(22)		(45)		(32)
Earnings	$ 198		$ 244		$ 514		$ 486

(1)

Results for 2009 and the second quarter of 2008 include the company's portion of RBS Sempra Commodities' joint venture earnings and interest, income taxes, cost allocations and other items associated with the joint venture. Results for the first quarter of 2008 include 100% of the commodities-marketing businesses. Both 2009 and 2008 include the results of Sempra Rockies Marketing.

	Three months ended				Six months ended
	June 30,				June 30,
(Dollars in millions)	2009		2008		2009		2008
Capital Expenditures and Investments(1)
San Diego Gas & Electric	$ 366	(2)	$ 194		$ 595	(2)	$ 665	(2)
Southern California Gas	115		126		227		242
Sempra Commodities	-		-		-		37
Sempra Generation	10		2		13		13
Sempra Pipelines & Storage	227		93		328		302
Sempra LNG	71		152		142		249
Parent & Other	1		79	(2)	2		261	(2)
Eliminations(2)	(152)		(75)		(152)		(75)
Consolidated Capital Expenditures and Investments	$ 638		$ 571		$ 1,155		$ 1,694

(1)	Investments do not include the $1.6 billion contribution to RBS Sempra Commodities in the second quarter of 2008.

(2)

During the six months ended June 30, 2008, SDG&E and Parent & Other purchased $236 and $177, respectively, of SDG&E's industrial development bonds. As their cash flow needs changed, Parent & Other sold $152 of the bonds to SDG&E in the second quarter of 2009, and SDG&E sold $75 of the bonds to Parent & Other in the six-month period of 2008.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
SEMPRA UTILITIES	2009	2008		2009	2008

Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 629	$ 752		$ 1,359	$ 1,494
SoCalGas (excludes intercompany sales)	$ 687	$ 1,135		$ 1,599	$ 2,683

Gas Sales (Bcf)	80	81		211	225
Transportation and Exchange (Bcf)	123	136		251	274
Total Deliveries (Bcf)	203	217		462	499

Total Gas Customers (Thousands)				6,590	6,553

Electric Sales (Millions of kWhs)	3,968	4,021		8,132	8,296
Direct Access (Millions of kWhs)	750	750		1,490	1,515
Total Deliveries (Millions of kWhs)	4,718	4,771		9,622	9,811

Total Electric Customers (Thousands)				1,375	1,367

SEMPRA GENERATION
Power Sold (Millions of kWhs)	5,482	5,506		11,209	11,118

SEMPRA PIPELINES & STORAGE

(Represents 100% of the distribution operations of these subsidiaries, although subsidiaries in Argentina, Chile and Peru are not 100% owned by Sempra Energy. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method).

Natural Gas Sales (Bcf)
Argentina	83	81		148	152
Mexico	4	5		9	10
Mobile Gas	7	-	*	16	-	*
Natural Gas Customers (Thousands)
Argentina				1,693	1,637
Mexico				93	95
Mobile Gas				94	-	*
Electric Sales (Millions of kWhs)
Peru	1,380	1,354		2,773	2,716
Chile	593	568		1,270	1,232
Electric Customers (Thousands)
Peru				851	822
Chile				569	557

* Mobile Gas was acquired in October 2008.

SEMPRA ENERGY
Table E (Continued)

SEMPRA COMMODITIES

The following information for the Sempra Commodities segment includes information related to RBS Sempra Commodities LLP.  RBS Sempra Commodities LLP acquired the commodity-marketing businesses of Sempra Energy on April 1, 2008.  For the three and six months ended June 30, 2009, the Sempra Commodities segment is composed primarily of the company's equity interest in RBS Sempra Commodities LLP, but also includes the results of Sempra Rockies Marketing.  The margin and financial data below represent the total results of RBS Sempra Commodities LLP as calculated under International Financial Reporting Standards (IFRS).

RBS Sempra Commodities LLP

Operating Statistics
(in millions of US dollars)
	Three		Three		Six
	months ended		months ended		months ended
RBS Sempra Commodities LLP - Joint Venture level margin*	June 30, 2009		June 30, 2008		June 30, 2009

Geographical:
North America	$ 220		$ 522		$ 472
Europe/Asia	103		124		205
Total	$ 323		$ 646		$ 677

Product Line:
Oil - Crude & Products	$ 70		$ 92		$ 193
Power	94		174		187
Natural Gas	67		306		145
Metals	81		42		135
Other	11		32		17
Total	$ 323		$ 646		$ 677

Financial Information
(in millions of US dollars)

RBS Sempra Commodities LLP	Three months ended June 30, 2009		Three months ended June 30, 2008		Six months ended June 30, 2009
	Joint Venture	Sempra	Joint Venture	Sempra	Joint Venture	Sempra
	Total	Share**	Total	Share**	Total	Share**
Fee income and trading revenue, net of selling costs	$ 323		$ 646		$ 677
Operating and other expenses	(181)		(312)		(381)
Joint Venture distributable income	$ 142		$ 334		$ 296

Preferred return on capital	$ 84	$ 60	$ 148	$ 60	$ 161	$ 119
1st allocation - 70% Sempra / 30% RBS***	58	42	125	87	135	97
2nd allocation - 30% Sempra / 70% RBS	-	-	61	18	-	-
Distributable income	$ 142	$ 102	$ 334	$ 165	$ 296	$ 216

Sempra Commodities Earnings
		Three		Three		Six
		months ended		months ended		months ended
(in millions of US dollars)		June 30, 2009		June 30, 2008		June 30, 2009
Sempra share of distributable income - IFRS basis		$ 102		$ 165		$ 216
U.S. GAAP conversion impact		24		(19)		63
Sempra equity earnings before income taxes - U.S. GAAP basis		126		146		279
Income tax expense		(39)		(53)		(76)
Sempra equity earnings from RBS Sempra Commodities LLP		87		93		203
Other segment activity after-tax, including after-tax gain in 2008		(2)		37		(4)
Sempra Commodities earnings		$ 85		$ 130		$ 199

*

Margin consists of operating revenues less cost of sales (primarily transportation and storage costs) reduced by certain transaction-related execution costs (primarily brokerage and other fees) and net interest income/expense.

**	After a 15% preferred return to Sempra and then a 15% return to RBS, Sempra receives 70% of the next $500 million and 30% of any remaining income on an annual basis.

***	Includes certain transition costs specifically allocated to Sempra and RBS.